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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY __, 2002

REGISTRATION NO. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------------

FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(AMENDMENT NO.   )

__________________________________________________________________

AMERICAN REAL ESTATE ACQUISITION CORPORATION

________________________________________________________________

(Name of Small Business Issuer in Its Charter)

NEW YORK	6510	03-0471799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9100 W. 148th Street	9100 W. 148th Street
Overland Park, Kansas 66221	Overland Park, Kansas 66221
800-___-____	800-___-____

(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

T. DOUGLAS RENKEMEYER

AMERICAN REAL ESTATE ACQUISITION CORPORATION

9100 W. 148TH Street

Overland Park, Kansas 66221

 800-___-____

_________________________________________________________

(Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

__________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	DOLLAR AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM
CLASS OF SECURITIES TO	TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
BE REGISTERED	REGISTERED	PER SHARE	PRICE	REGISTRATION FEE
Subordinated notes, $1,000 par	$20,000,000	$1,000	$20,000,000	$1,840

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AMERICAN REAL ESTATE ACQUISITION CORPORATION

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Not applicable
7	Selling Security Holders	Not applicable
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Shareholders
12	Description of Securities	Description of Subordinated Notes
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Certain relationships and Related Transactions
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Our Plan of Operation
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Not applicable
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated _______, 2002

PROSPECTUS

Dated ______, 2002

AMERICAN REAL ESTATE ACQUISITION CORPORATION

$20,000,000 of Corporate Certificates of Deposit

The Corporate Certificates of Deposit (referred to herein as the “Notes” or “Subordinated Notes”) will be issued by American Real Estate Acquisition Corporation. We refer to ourselves as AREC and are offering the following series of subordinated notes for sale:

Series 1000

Principal Amount

$20,000,000

Issue Date

Upon acceptance of subscription

Interest Rates

Fixed at issue date (1)

Maturity Dates

3 years to 10 years (2)

Price

$1,000

Net Proceeds to AREC

$19,750,000

(1)  When you are solicited or inquire of the Notes offered, you will receive a supplement to this Prospectus  which sets forth the current interest rate per maturity of the Notes.  Interest rates on the notes will be fixed at the date of issuance.

(2)  Maturity dates on the Notes vary from three to ten years as subscribed for by the purchaser.

·

The Notes will be an unsecured obligation of AREC, and will be subordinate to any indebtedness we may incur.

·

The price per Note of $1,000, less expenses incurred by us for this offering, will yield proceeds per note to us of $987.50.

·

There is no minimum amount of notes offered that need be sold.  Proceeds received for the subscriptions for the Notes will be applied to our general operating account.

·

We estimate that approximately $250,000 will be expended by us for expenses and fees on behalf of this offering.

The Notes will only be offered by directors, officers, and selected employees who will not be compensated for such services.

The Notes involve a great deal of risk.  Before you purchase any Notes, be sure you understand the structure and the risks.  See “Risk Factors” beginning page 3 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Contact:

American Real Estate Acquisition Corporation

9100 W. 148th Street

Overland Park, Kansas 66221

800-___-____

PROSPECTUS SUMMARY

Our Company

American Real Estate Acquisition Corporation, a New York corporation (the “Company” or “AREC”), was formed on July 12, 2002.  AREC intends to enter the business of purchasing commercial real estate for the purpose of leasing the real estate on long-term bases to large corporate commercial tenants with high-grade credit ratings.  AREC has not been engaged in investing in real estate or any other business activities prior to the date of this Prospectus. We are offering subordinated notes to provide funding for our intended business operations.  AREC will be the sole obligor on the subordinated notes.  AREC’s principal executive offices are located at 9100 W. 148th Street, Overland Park, Kansas 66221. Our telephone number is 800-___-____.

The Offering

The Subordinated Notes are authorized by our board of directors for issuance under certain terms and conditions and purposes as described as follows:

Securities Offered……………………….

There will be $20,000,000 aggregate principal amount of our Notes to be offered as our Subordinated Notes (“Notes”).  The Notes mature before ten years as selected by the purchaser at an interest rate fixed at the date of issuance.  Each note will be in the denomination of at least $1,000.  There is no minimum amount of the Notes offered for sale required to be sold.

Interest Rate and Payment Dates………..

Interest rates will be fixed as of the date of issuance.  The interest rates will vary with the maturity of the Notes selected by the purchaser.  We will provide the prospective purchaser the current interest rate per maturity by a supplement to this Prospectus.  The Notes will pay simple interest and, at the option of the investor, will be payable on a monthly, quarterly, semi-annual or annual basis.

Date of Issuance………………………….

The date of issuance on the Notes will be the date the subscription is received from the purchaser and is accepted by us.

Optional Redemption…………………….

The Notes may be redeemed by us at anytime, in full or in part, at our election.  We will provide you with no less than 60 days notice of our intent to redeem the Note.

Ranking…………………………………...

The Notes will be unsecured obligations of AREC, and will be subordinate to any indebtedness that we may incur in the future. We intend to acquire senior indebtedness in the future.

Use of Proceeds…………………………..

The net proceeds from this offering, will be used for (i) investing in commercial real estate as described herein, and (ii) working capital and general business purposes.  See (“Use of Proceeds”).

Risk Factors

The Notes we are offering involve a high degree of risk, and there are risks associated with our business.  See “Risk Factors” beginning on Page 3.

Summary Financial Data

 The Company was formed on July 12, 2002 and has total capital of $10,000 as of July 15, 2002.  AREC is in the developmental stage and has had no revenues as of the date of this Prospectus.

***********************************************

RISK FACTORS

IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE NOTES OFFERED BY THIS PROSPECTUS. CAREFULLY CONSIDER THAT THE NOTES ARE SPECULATIVE AND SUBJECT TO A HIGH DEGREE OF RISK.  IN ADDITION TO FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS YOU SHOULD CONSIDER THE FOLLOWING.

Risks Specific to the Notes Offered:

The Notes offered by this prospectus are not insured against loss

Because the Notes are not insured against loss by the FDIC or any governmental or private agency, you could lose your entire investment.   The holder of the debt securities is dependent solely upon sources such as our earnings, proceeds from the sale of assets and, our working capital and other sources of funds for repayment of principal at maturity and the ongoing payment of interest on the Notes. If these sources of repayment are inadequate, you could lose your entire investment. If our sources of repayment are not adequate, we may be unable to repay the Notes at maturity and you could lose all or a part of your investment.

We are not required to set aside funds to repay the Notes

There is no sinking fund or trust indenture related to the Notes.  Since we do not set aside funds to repay the Notes offered, you must rely on our revenues from operations and other sources for repayment. If our sources of repayment are not adequate, we may be unable to pay the interest or repay the principal required by the Notes and you could lose all or a part of your investment.

The Notes are unsecured and second in right of payment to any existing or future other indebtedness

Since the Notes are unsecured and second in right of repayment to other debt (see 鏞scription of Notes” for definition) borrowed now and in the future, in the event of insolvency, debt holders would be repaid only if funds remain after the repayment of our other debt. There is no limitation on the amount of senior debt we can incur.  We intend to acquire other debt in the future.

Your ability to liquidate your investment is limited

The Notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Notes and the lack of a market for the sale of the Notes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Risks Specific to Our Business:

General

Our primary business is the purchasing of commercial real estate for the purpose of leasing the real estate to commercial tenants.  Investing in commercial real estate is an inherently risky business.  The success of our Company will depend to some extent upon factors over which we have no control, such as trends in the economy, general interest rates, levels of capital investment, income tax laws, changes in operating expenses, governmental regulations and the availability of satisfactory investment and disposition opportunities.

We are a development stage company with an absence of operating history therefore we may never be able to establish profitable operations

Our Company was formed on July 12, 2002 and has limited financial resources with which to establish profitable operations and implement its business plan. Our Company does not currently have revenues and is entirely dependent on the sale of Notes to engage in its intended business purposes.  Our Company may never be successful in establishing profitable operations, which frequently occurs with new or recently formed business. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

The success of our business plan is dependent on the sale of Notes

The Company’s ability to implement its business plan and reach profitability is dependent on the successful sale of its Notes. Numerous investment alternatives are available to investors and may cause investors to evaluate investment opportunities more critically. We may experience unanticipated declines in sales of Notes, which could have a detrimental effect on the Company’s liquidity or financial condition and on its ability to repay the Notes. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

Our success is dependent on the efforts of our executive officer and his ability to attract and retain qualified consultants

We are attempting to implement a business plan that will involve investing in commercial real estate.  Our success in implementing the business plan and investing in real estate depends upon the ability of our executive officer, Mr. Renkemeyer, to identify, attract and retain qualified real estate consultants.  The loss of the services Mr. Renkemeyer or his inability to attract and retain qualified consultants for our Company would make it difficult or impossible to successfully implement our plans to invest in real estate.

Our Company may be subject to numerous Federal, State and Local regulatory requirements

Our business may be regulated by both federal, state and in certain cases, local, laws.  We may be subject to various other federal, state and local laws, rules and regulations governing landlords, procedures that must be followed by landlords, and disclosures that must be made to tenants.

Although we intend to comply with applicable federal, state and local laws, rules and regulations, future changes in such laws, or in the interpretation thereof, may make our compliance more difficult or expensive.  In addition, such changes may restrict our ability to lease real estate, further limit or restrict the amount of rents. These changes may impact the overall business prospects of the Company. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

We may incur uninsured losses with respect to our properties

The Company will carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the improved real property that it will own, with policy specifications, insured limits and deductibles customarily carried for similar properties.  There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable.  Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any indebtedness or other obligations related to the property.   Any such loss could adversely affect the financial condition and results of operations of the Company.

Investments in Real Property

Real property investments are subject to varying degrees of risk and are relatively illiquid.  Income from real property investments and our resulting ability to meet our financial operating needs and our obligations pursuant to the Notes and other indebtedness may be adversely affected  by a number of factors, including general economic climate and local real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties we purchase; our ability to provide adequate management, maintenance and insurance; energy and supply shortages; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants.  Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the investment.  If a property of the Company is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee.  Real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing.

Our Company is highly dependent on the collection of rents to meet its obligationsOur ability to meet our obligations is dependent on the timely collection of rents from our tenants, or if we were unable to lease a significant amount of space on economically favorable terms.  The level of rent delinquencies and lease defaults is likely to be affected by general economic conditions, the quality of our investments, among other matters.  Future economic conditions are not within our control but have a substantial effect on the Company’s ability to collect its rents.  In the event of a default by a tenant, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.  The bankruptcy or insolvency of a major tenant may have an adverse effect on a property.  At any time, a tenant may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash flow of the property.  If a tenant rejects its lease, the owner's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. Generally, the amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection. No assurance can be given that the properties in which we will have an interest will not experience significant tenant defaults.  If the Company is unable to generate sufficient cash flow from operations to satisfy its interest and principal obligations on the Notes and other indebtedness, it may be required to refinance all or a portion of such obligations, sell assets or issue additional equity or debt securities. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

Nature of real estate investments may involve high risk; illiquidity of real estate investments

The Company may make investments in real estate-related assets and businesses which have experienced severe financial difficulties, which difficulties may never be overcome.  Since such investments may involve a high degree of risk, poor performance by any such investments could severely affect the financial condition and results of operations of the Company.  The illiquid nature of our real estate investments may limit our ability to modify our portfolio in response to changes in economic or other conditions. Such illiquidity may result from the absence of an established market for our investments as well as legal or contractual restrictions on their resale.

Difficulty of locating suitable investments; competition

Identifying, completing and realizing on real estate investments has from time to time been highly competitive, and involves a high degree of uncertainty.  The Company will compete for investments with many public and private real estate investment vehicles, including financial institutions (such as mortgage banks, pension funds and real estate investment trusts) and other institutional investors, as well as individuals. There can be no assurance that we will be able to locate and complete investments which satisfy our objectives or realize upon their value or that we will be able to fully invest our available capital.  Many of those with whom we compete for investments may have greater financial resources than us, and may have management personnel with more experience than the officers of the Company

General investment risks of  acquisition activities

From time to time, the Company will acquire existing properties to the extent that they can be acquired on advantageous terms and meet its investment criteria. Acquisitions of properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected, that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate and the occupancy rates and rents achieved may be less than anticipated.

Operating risks of the Properties

The properties in which the Company has an interest are subject to operating risks common to the particular property type, any and all of which may adversely affect occupancy or rental rates.  Such properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air- conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While commercial tenants are often obligated to pay a portion of these escalating costs, there can be no assurance that they will agree to pay such costs or that the portion that they agree to pay will fully cover such costs.  If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.  To the extent rents cannot be increased or costs controlled, the cash flow of the Company and its financial condition may be adversely affected.

The rents and residual value of real estate may not cover our costs

The Company’s cash flow might be insufficient to meet required payments of principal and interest.  If a property is mortgaged to secure payment of indebtedness and the Company in unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company.  If the Company defaults on secured indebtedness, the lender may foreclose and the Company could lose its entire investment in the security for such loan.  Because the Company may engage in portfolio financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss.  As a result, the Company could lose its interests in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments.  In addition, recourse debt may subject other assets of the Company to risk of loss.  Any such losses will adversely affect the Company's ability to make principle and interest payments on the Notes.   Principle and interest payments on the Notes may be subordinate in right of payment to the Company’s other debt obligations.  If the Company defaults on such secured indebtedness, the lender may foreclose on its assets securing such indebtedness, and the Company could lose its investment in the pledged assets.

Possible inability to refinance our debt financing

The Company may not be able to refinance its indebtedness or the terms of such refinancing may not be as favorable as the terms of the indebtedness then in place and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all.  If the Company were unable to refinance its indebtedness on acceptable terms, or at all, the Company might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Company and might adversely affect the cash available for principle and interest payments on the Notes.  If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Company's interest expense would increase, which would affect the Company's ability to make principle and interest payments.  Some of the Company's real estate equity investments may utilize a leveraged capital structure, in which case a third party lender would be entitled to cash flow generated by such investments prior to the Company receiving a return. As a result of such leverage, in addition to the risks described above, the Company would be subject to the risk that debt existing at such time (which in most cases will not have been fully amortized at maturity) would not be able to be refinanced or that the terms of such refinancings would not be as favorable to the Company and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. While such leverage may increase returns or the funds available for investment by the Company, it also will increase the risk of loss on a leveraged investment.  The organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur.

USE OF PROCEEDS

The following table sets forth the intended use of the proceeds of this Offering, assuming the sale of all $20,000,000 of Notes offered hereby occur.

		PERCENTAGE OF
		TOTAL
DESCRIPTION	AMOUNT	OFFERING
---------------------------------------	-------------	-------------

Invest in real estate (1)	$19,700,000	98.50%
Expenses of offering (2)	250,000	1.25%
Working capital and general corporate purposes	50,000.25%
	----------	---------
Total (3)	$ 20,000,000	100.00%
	==========	=========

(1) The Company intends to utilize all available funds (after payment of offering costs) to invest in commercial real estate. There is no minimum amount of Notes offered that need be sold.

(2) The expenses of the offering are estimated to be $250,000, which includes filing fees, legal fees and expenses, accounting fees and expenses, advertising and travel, printing and engraving expenses.

(3) Pending the application of the net proceeds as described above, the net proceeds from this offering will be placed in interest bearing bank accounts or invested in debt securities not necessarily of investment grade, certificates of deposits or commercial paper.

FORWARD LOOKING STATEMENTS

We have used words such as ऺnticipate,” 鎾lieve,” ाstimate,” “may,” “intend,” ाxpect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

·

our limited sources of funds from which we may meet our obligations;

·

the inherent risk associated with investments in real property;

·

failure to control defaults on our leases;

·

risks associated with changes in market conditions;

·

risks associated with locating suitable properties to purchase.

Many of these factors are beyond our control.

OUR PLAN OF OPERATION

We are a developmental stage company that has not commenced with our principal intended operations.   Our Company will begin its real estate investment operations when adequate funds are raised through the subordinated note offering.  We will attempt to outsource many of the administration and back-office operations during our start-up stage in order to contain overhead costs while we build our real estate portfolio. See “Our Business”

OUR BUSINESS

Our History

Our Company was formed on July 12, 2002 and has no predecessors. We have not begun any operations as of the date of this Prospectus and have generated no revenues.  The Company is attempting to implement its business plan of purchasing commercial real estate and leasing the real estate on long-term bases to large commercial tenants with high grade credit ratings.  The proceeds of the Notes offered hereby are expected to provide the Company with capital in order to fund the purchase of commercial real estate and enter this market. Our Company has not been in the real estate business in any way prior to the date of our formation.

Our General Business Strategy

Our primary business activity will be purchasing commercial real estate throughout the United States and leasing the real estate to commercial tenants. We anticipate purchasing primarily single tenant commercial properties that have existing long-term leases in place with tenants that have high-grade credit ratings.   We anticipate the leases to have terms of 10 years or more.

Financing

We intend to seek other indebtedness from shareholders, banks, insurance companies, and other financial institutions by utilizing the commercial real estate purchased by us as collateral.  The actual amount borrowed by us and the terms of such borrowings will depend upon the availability of financing, interest rates and other costs, and our determination that the amount borrowed is desirable in light of our investment objectives and policies.  We will use our best efforts to obtain financing on the most favorable terms.

We intend to purchase commercial real estate throughout the United States, which will be funded through the proceeds of the Notes offered hereby, together with other indebtedness obtained by us, and profits from operations.

Description of Properties

We plan to purchase commercial real estate from developers, and other types of sellers, that have already executed leases with large commercial tenants. We anticipate that the age of the real estate will vary.  We anticipate purchasing primarily single-tenant properties.  We anticipate the tenants being large corporations with high credit ratings.  In certain cases, we may purchase real estate from a potential lessee and lease it back to the Seller.  We anticipate a large percentage of the properties that we purchase to be ऻox” buildings, that can be used by a large variety of tenants.  This will be beneficial in re-leasing the properties upon the end of the existing lease term, or upon the termination of the existing lease for any reason.

Description of Real Estate Leases

We anticipate the term of the leases being long-term, such as 10 years or more. However, as of the date we purchase the real estate, the term of the leases may be partially expired.  As we believe to be typical for such leases, we anticipate the leases to have penalties for breach by the tenant equal to the balance of the lease payments that would otherwise be payable.

We anticipate the leases to be pure triple-net, providing for the tenants to be responsible for 100% of the repairs and maintenance (including structural and all major repairs and maintenance), insurance, taxes, and all other costs associated with the upkeep of the properties.  As such, we do not anticipate a great need for property management services.  However, to the extent we execute leases on a basis other than triple-net, and to the extent management services are otherwise required, we intend to outsource the necessary management services.

Availability of Properties and Tenants

We believe that the single-tenant properties with existing long-term leases with the type of tenants as described herein, are highly available throughout the United States.  We believe many large corporations lease a portion, or all of their space in order to assist in the management of their cash flows and balance their asset portfolios.  Many of these tenants have high credit ratings.  We intend to purchase properties that have existing leases in place with these types of tenants.  As we believe to be typical for these types of leases, we anticipate the corporate parent of the tenant to guarantee and be financially responsible for the lease obligations.

Brokers and Consultants

The Company currently has no employees.  Mr. Renkemeyer, our Company’s Chief Executive Officer, will be in charge of the Company’s real estate investment and leasing operations.  Mr. Renkemeyer is licensed in the State of Kansas to serve as an agent of a buyer or seller of real estate.  Further, he is an attorney and certified public accountant.  As such, Mr. Renkemeyer will initially be responsible most of the legal and accounting needs of the Company. We anticipate hiring employees as needed. Actual results with respect to the sale of the Notes and investment in real estate will directly impact our staffing needs.  None of the Company’s employees are expected to be subject to collective bargaining agreements.

We intend to utilize real estate brokers, as necessary, to locate the properties to be purchased.  As common in the industry, we anticipate the seller of the property to pay the fees charged by the buyer’s and seller’s real estate brokers.  However, in the event we must pay the fees, we intend to capitalize such costs as part of the purchase price of the properties.  We intend to engage real estate consultants, if we feel it to be necessary, to assist us in evaluating the quality of a given real estate investment.  Where appropriate, we will obtain such appraisals, reports, inspections or surveys as we consider necessary to determine the value, economic life, and suitability of real estate to be purchased.

Intellectual property

Our  Company’s real estate investment and leasing operations has no patents, copyrights, trade secrets or other proprietary information.

Transfer agent, paying agent and registrar

We will act as our transfer agent, paying agent and registrar for the Notes.

DESCRIPTION OF OUR PROPERTIES

The Company does not currently own any real property. The Company currently shares office space (approximately 250 square feet) with Mr. Renkemeyer, at no cost to the Company. No formal lease agreement has been executed.  The Company plans to lease rather than buy any additional office space necessary in the future.

Investment Policies

The Company intends to invest primarily in single-tenant commercial properties.  However, the Company has no specific policy on the types of real estate it may purchase.  As such, it may invest in industrial properties, residential properties, shopping centers, undeveloped properties, or other types of properties.  It intends to invest in its properties for the purpose of leasing the properties to commercial tenants on a long-term basis.  As such, the Company intends to own the properties for long periods of time for the purpose of collecting rents, and realizing appreciation in the properties. However, the Company has no specific policy on the terms of the leases it will execute, or the periods of time that it will own the properties.  As such, the Company may execute short-term leases, or purchase properties for the purpose of selling them for a gain.

The company intends to purchase properties throughout the United States.  It intends to seek properties to purchase which have existing long-term leases in place with high credit tenants.  However, the Company has no specific policy with respect to the geographical areas in which it will purchase properties, or whether an existing lease in place is required, or the type of tenants it will seek.  Although the Company has no specific policy as to the amounts it may invest in any one property, it intends to invest primarily in properties with purchase prices that range from $2,000,000 to $10,000,000.  However, if the Company locates properties with purchase prices outside of this range that it deems to be good investments and that would further the achievement of the Company’s overall goals and profitability, it may invest in such properties.

The Company intends to finance the properties it purchases with the proceeds of the Notes, along with other indebtedness it obtains.  It intends to secure other indebtedness that it obtains with the properties it purchases. The Company has set no limits on the number or amounts of liens that may be placed on any one property.

The Company intends to purchase single-tenant properties for the purpose leasing the properties to tenants on a long-term basis.  As the Company believes is customary for such leases, it intends to execute leases (or purchase properties with existing leases) on a triple-net basis.  As such, the Company does not anticipate a great need for property management services.  However, to the extent it leases properties on a basis that requires property management services, the Company intends to outsource such services.  The Company does not intend to engage it property management services directly.

There have been no investment policies adopted by the Company.  However, the Company may adopt policies by a vote of the Board of Directors of the Company.  The holders of the Notes shall not participate in the vote on such matters.

LEGAL PROCEEDINGS

There are no legal proceedings, pending or threatened, to which the Company is a party.

OUR MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

NAME	AGE	POSITION
-----------------------	---	----------------------------
T. Douglas Renkemeyer	33	Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer, President, and Secretary

Our by-laws provide for the Board of Directors to be composed of one director initially. The number of directors may be increased by vote of the shareholders.  Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Board members receive no compensation for service as a Board Member, however reasonable costs and expenses for attending Board meetings will be reimbursed.  The Board of Directors on an annual basis appoints the executive officers of the Company.

T. DOUGLAS RENKEMEYER- Mr. Renkemeyer received a bachelor degree in accounting from Southwest Missouri State University in 1990.  He practiced as a certified public accountant in a regional accounting firm for a short period of time before attending law school.  Mr. Renkemeyer obtained a law degree (JD) from the University of Missouri – Kansas City in 1996, and a Masters of Laws degree (LLM) with a tax emphasis from the University of Missouri – Kansas City in 1997.   He practiced tax and corporate law for 2 years at a law firm in Kansas City.  He specialized in assisting small businesses and start-up businesses with their corporate and tax law needs.  He then practiced as a certified public accountant at Arthur Andersen, LLP from 1997 until 1999 in which he specializes in mergers and acquisitions.  Currently, Mr. Renkemeyer is a partner in the Law Offices of Renkemeyer Campbell Gose & Weaver, LLP where he practices law in the areas of tax, corporate, and mergers and acquisition. Since 1998 Mr. Renkemeyer has founded and owned a variety of businesses in the areas of real estate development, mortgage banking, manufacturing and temporary personnel.

INDEMNIFICATION

The By-Laws of the Company provide for indemnification to all officers and directors of the Company against any and all expenses, judgments and fines in connection with any threatened, pending or completed action, suit or proceeding arising out of their service as an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OUR PRINCIPAL OWNERS

The following table provides information concerning the beneficial ownership of the Common Stock as of the date of the Prospectus, for (a) each person known to the Company to be a beneficial owner of the Common Shares in excess of 5%; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

BENEFICIAL OWNERSHIP (1)
NAME AND ADDRESS (2)	SHARES	PERCENTAGE
HCR Holdings, LLC (2) 900 Lighton Plaza Tower 7500 College Overland Park, KS. 66210	1,000	100%

All directors and executive officers as a group (1 person)	1,000	100%

------------------------

(1)

Under the rules of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such any person has pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)

HCR Holdings, LLC is indirectly owned by Mr. Renkemeyer, who is our Chairman of the Board of Directors and Chief Executive Officer.

EXECUTIVE COMPENSATION

We are a newly formed Company with no history of operations.  We have paid no compensation to the Company's chief executive officer or any other individuals through the date of this prospectus.  Annual compensation will be paid to Mr. Renkemeyer as our Chief Executive and Financial Officer in an amount not to exceed $60,000.  In addition, a real estate consulting fee may be paid to Mr. Renkemeyer in certain cases, as described in the section below captioned 鏎RTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”  There are no employment agreements between the Company and Mr. Renkemeyer or any of its management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Renkemeyer is licensed in the State of Kansas to serve as an agent of a buyer or seller of real estate.  In this capacity, Mr. Renkemeyer may receive a commission from time to time attributable to the purchase of real estate by the Company.  However, Mr. Renkemeyer will only receive such a commission if, and to the extent it is paid by a third party Seller.  In some cases, the purchase price a property may be directly reduced by the amount of the realtor’s commission, rather than paying the commission to Mr. Renkemeyer directly.  In such cases, the Company may pay this amount to Mr. Renkemeyer as a consulting fee.  Other than such cases, the Company will not pay Mr. Renkemeyer any commissions attributable to the sale of real estate.

 DESCRIPTION OF NOTES

The Notes have been designated by us as series 1000 Notes and are issued pursuant to a resolution to the board of directors of our company, without an indenture.  The following is the summary of the resolution.

Date, Interest, and Payment.   Our Notes will mature in three to ten years from the date of issue and will bear interest from the date issued.  Interest at the annual rate (on the basis of a 30-day month and a 360-day year), stated on the face of the Note will be payable, at the option of the holder, monthly, quarterly, semi-annually or annually.  Payments of interest will be made to the person or persons in whose name such Note is registered.  Principal and interest will be mailed from our principal office to the subordinated note holder on the date due as called for on the subordinated note

The Notes are to be issued only in registered form without coupons in a minimum denomination of $1,000.

We act as our own registrar, paying agent, and transfer agent for the Notes.

Subordination.  The indebtedness evidenced by the Notes is subordinated and subject to prior payment in full of any other debt of the company so that (a) upon insolvency, bankruptcy, or other marshaling of the Company’s assets and liabilities, no payment may be made in respect to the Notes unless our other debts should be paid in full; and (b) upon the maturity of any other debt, all amounts payable in respect to such other debt shall be paid in full before any payments may be made on the Notes.

For purposes hereof “other debt” means all indebtedness of the Company for money borrowed, whether outstanding at the date of the resolution or incurred hereafter, which is not expressed to be subordinate or junior in right of payment to any other indebtedness of the Company for borrowed money.  There is no limit of the amount of additional borrowings we may incur.

Restrictive Provisions.  No Note issued hereunder shall provide any restriction on us for the payment of cash dividends, redemption or issuance of any class of stock, or the amount of other securities, which may be redeemed, purchased, or issued by us.

Transfer Restriction. The Notes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Subordinated Debentures and the lack of a market for the sale of the Subordinated Debentures, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Redemption.  The Notes offered hereby will be redeemable at our option, at any time as a whole, or from time to time, in part, on any date prior to maturity, upon not less than 60 days notice to you of our intent to redeem the Note.  The Notes to be selected for redemption will be arbitrarily determined by us.

This section provides only a summary of the significant provisions of the Notes.  Potential investors are encouraged to read the entire provision of the Notes as described on the Subordinated Note certificate prior to making any investment decisions.

PLAN OF DISTRIBUTION

The Notes will be offered directly by us through our employees, officers, or directors.  We may offer the Notes by means of general advertising or solicitation.  No sales commission, finder’s fee, or other compensation will be paid for Notes sold by us.

In the event we engage a broker/dealer to participate in the sale of our Notes, we will supplement this Prospectus to advise you of such arrangements and the costs associated with such transaction.

There is no minimum amount of Notes offered that are required to be sold through this offering.  Payment for the Notes may be made by check or money order made payable to the Company and will be placed in our corporate checking account until the subscription is approved.  We reserve the right to reject any subscriptions in which case the funds will be returned to the subscriber.  The subscription form is attached to this prospectus and should be completed by the prospective purchaser of the Notes and transmitted to the Company with the form of payment for the Notes.

LEGAL MATTERS

The validity of the Notes offered hereby, will be passed upon by Mark A. Reiter, LLC, Kansas City, Missouri.

EXPERTS

The balance sheet as of July 15, 2002 of American Real Estate Acquisition Corporation, included in this Prospectus, have been audited by Cottrell & Kean, LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement including all amendments, exhibits and schedules, on Form SB-2 under the Securities Act with respect to these Notes. This prospectus, which constitutes a part of the registration statement, omits some of the information contained in the registration statement and the exhibits and financial schedules thereto.   Reference is made to the registration statement and related exhibits and schedules for further information with respect to us and the Notes.

Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and in each instance that reference is made to a copy of the document filed as an exhibit to the registration statement.  Each such statement is qualified in its entirety by such reference.

For further information with respect to us and the Notes, reference is made You may read and copy any reports, statements and other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our SEC filings are also available on the SEC’s Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

of American Real Estate Acquisition Corporation

We have audited the accompanying balance sheet of American Real Estate Acquisition Corporation (a New York corporation) as of July 15, 2002, and the related statements of income, stockholders equity, and cash flows for the period from inception (July12, 2002) to July 15, 2002.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Acquisition Corporation as of July 15, 2002, and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cottrell and Kean, LLP

Rolla, Missouri

July 16, 2002

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(a developmental stage company)

BALANCE SHEET

JULY 15, 2002

______________________________________________________________

ASSETS:

Cash and cash equivalents	$10,000

Total assets	$10,000

STOCKHOLDERS’ EQUITY:

Common stock, $.01 par value; 1,000 shares
authorized, 1,000 shares issued	10
Additional paid-in capital	9,990
Retained earnings accumulated during development stage	-

Total stockholders’ equity	10,000

Total liabilities and stockholders’ equity (deficit)	$10,000

See accompanying notes and auditors report

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(a developmental stage company)

INCOME STATEMENT

FOR THE FOUR DAYS ENDED JULY 15, 2002

____________________________________________________________

Revenues	$0
Expenses	$0

Net Income	$0

See accompanying notes and auditors report

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(a developmental stage company)

STATEMENT OF CASH FLOWS

FOR THE FOUR DAYS ENDED JULY 15, 2002

____________________________________________________________

CASH FLOWS FROM FINANCING ACTIVITIES

Common Stock issued	$10
Additional paid-in capital	$9,990
Cash at Beginning of Period	0

Cash at end of Period	$10,000

See accompanying notes and auditors report

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(a developmental stage company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE FOUR DAYS ENDED JULY 15, 2002

_________________________________________________________________

CASH FLOWS FROM FINANCING ACTIVITIES

Balance, July 12, 2002	$0
Common stock issued (1,000 shares issued, $.01 par value)	$10
Additional paid-in capital	$9,990

Balance, July 15, 2002	$10,000

See accompanying notes and auditors report

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(a developmental stage Company)

NOTES TO BALANCE SHEET

JULY 15, 2002

__________________________________________________________________________________

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.  American Real Estate Acquisition Corporation  (the ़ompany” or ऺREC”), was formed on July 12, 2002 as a New York corporation.  The Company is in the developmental stage and intends to enter the business of investing in real estate for the purpose of leasing and realizing appreciation in the real estate.  The Company has engaged in  no transactions or business activities from formation to the date of this balance sheet.

The Company has filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, whereby the Company is seeking to register $20,000,000 of subordinated notes for sale to the public.  The net proceeds of these notes (approximately $19,750,000 assuming all notes are sold and after offering expenses) are intended to fund the purchase of real estate.  The registration statement has not been declared effective by the Commission and there are no assurances that it ever will.  In addition, there can be no assurance that the Company will be successful in selling the subordinated notes to the public.

NATURE OF OPERATIONS.  The Company intends to enter the business of investing in real estate for the purpose of leasing and realizing appreciation in the real estate. The Company plans to operate from its office in Overland Park, Kansas but it intends to purchase and lease real estate to tenants throughout the United States.

CASH AND CASH EQUIVALENTS.  The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

INCOME TAXES.  The Company was formed as a C-Corporation for income tax reporting purposes. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided, when, in the opinion of management, it is more likely than not that a portion or all of a deferred tax asset will not be realized.

USE OF ESTIMATES.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from these estimates.

FINANCING COSTS.  Financing costs incurred in connection with public offerings of subordinated debt securities will be recorded in other assets and amortized over the term of the related debt.

DERIVATIVE FINANCIAL INSTRUMENTS.  The Company held no derivative financial instruments as of July 15, 2002.

NOTE B—STOCKHOLDER’S EQUITY

The Company issued 1,000 shares pursuant to its formation at $10 per share, which raised $10,000.

NOTE C- GOING CONCERN

The Company’s balance sheet was prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has had no activities since inception and is considered a development stage company because it has no operating revenues, and planned principal operations have not yet commenced.

In order to implement its business plan, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, to be successful in raising funds from its subordinated note offering. Management’s plans include the successful raising of capital through the sale of subordinated notes, the proceeds of which will be used to develop the Company’s real estate purchase and leasing operations and to pay operating expenses.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and ultimately to attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

$20,000,000 Subordinated Notes
TABLE OF CONTENTS	AMERICAN REAL ESTATE ACQUISITION CORPORATION
Prospectus summary	2
Our Company	2
The offering	2
Summary financial data	3
Risk Factors	3
Use of proceeds	7
Forward-looking statements	8
Our plan of operation	8
Our business	8
Description of our property	10	July __, 2002
Legal proceedings	11
Our management	11
Our principal owners	12
Executive compensation	12
Certain relationships and related transactions	12

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date appearing on the front page.

Description of subordinated notes	13
Plan of distribution	14
Legal matters	14
Experts	14
Additional information	14

Until ____, 2002, all dealers that effect transactions in the notes, whether or not participating in this offer, may be required to deliver a prospectus.  This requirement is in addition to dealers obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Financial statements	15

---------------------------

AMERICAN REAL ESTATE ACQUISITION CORPORATION

$20,000,000 SUBORDINATED NOTES

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The State of New York permits indemnification by a New York corporation of with respect to indemnification of officers, directors, employees and agents against liabilities incurred by reason of the fact that such person is or was a director, officer, employee or agent of the corporation.

Consistent therewith, Article III of the Registrant’s Bylaws contains a provision that indemnifies directors for all liabilities accruing to him or her because of their status as a director except were their alleged acts may be classified as fraud.  This provision effectively relieves the director of liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following represents the Registrant’s estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder.  Except for the SEC registration fee, all amounts are estimates.

ESTIMATED
TYPE OF EXPENSE	AMOUNT
-----------------------------------------------------	-----------
Securities and Exchange Commission Registration Fee	$ 1,840
Legal Fees and Expenses	5,000
Accounting Fees and Expenses	30,000
Printing and Engraving Expenses	125,000
Advertising and travel	75,000
Miscellaneous	13,160
------------
Total	$ 250,000
=======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Following is a summary of the shares issued and consideration paid in connection with the formation of the Company:

Date of issuance	Acquirer	Number of shares	Price per share	Total cash consideration
July 12, 2002	HCR Holdings, LLC	1,000	$10.00	$10,000

The shares were issued in reliance upon the exemption from registration contained in Section 4(2) of the Act, as a private offering of securities.   Certificates representing the shares have an appropriate legend prohibiting transfer without compliance with the Act.

II-1

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------

3.01	Articles of Incorporation of Company

3.02	Bylaws of Company

4.01	Subscription agreement

4.02	Form of Subordinated Note

4.03	Board resolution governing subordinated note provisions

5.01*	Form of Opinion re legality (to be filed by amendment)

23.01*	Consent of Mark A. Reiter, LLC (included in Exhibit 5.01)

23.02	Consent of Cottrell & Kean, LLP

99.1	Form of Prospectus Supplement, Form of Order Forms and Other Materials.

---------------------------

*    To be  filed by amendment.

ITEM 28.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  a. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b. To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

  c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-2

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the City of Overland Park, State of Kansas, on July 15, 2002.

AMERICAN REAL ESTATE ACQUISITION CORPORATION

By:  /s/ T. DOUGLAS RENKEMEYER

-----------------------------

T. Douglas Renkemeyer, President

(CHIEF EXECUTIVE OFFICER)

In accordance with the requirements of the Securities Act of 1933, this has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
------------------------	----------------------	----------------
/s/ T. DOUGLAS RENKEMEYER -----------------------	Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer	July 15, 2002
T. Douglas Renkemeyer

INDEX TO EXHIBITS

ITEM 27.  EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
--------------	-----------------------------------------------------------
3.01	Articles of Incorporation of Company

3.02	Bylaws of Company

4.01	Subscription agreement

4.02	Form of Subordinated Note

4.03	Board resolution governing subordinated note provisions

5.01*	Form of Opinion re legality (to be filed by amendment)

23.01*	Consent of Mark A. Reiter, LLC (included in Exhibit 5.01)

23.02	Consent of Cottrell & Kean, LLP

99.1	Form of Prospectus Supplement, Form of Order Forms and Other Materials.

---------------------------

*    To be  filed by amendment.

II-3

Exhibit 3.01

New York State

Department of State

Division of Corporations, State Records

And Uniform Commercial Code

Albany, NY 12231

(This form must be printed or typed in black ink)

CERTIFICATE OF INCORPORATION

OF

AMERICAN REAL ESTATE ACQUISITION CORPORATION

Under Section 402 of the Business Corporation Law

FIRST:  The name of the corporation is American Real Estate Acquisition Corporation.

SECOND:  This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

THIRD:  The county within this state, in which the office of the corporation is to be located is:

American Real Estate Acquisition Corporation

9100 W. 148th Street

Overland Park, Kansas 66221

FOURTH:  The total number of shares which the corporation shall have authority to issue is 1,000 shares with $10.00 Par Value.

FIFTH:  The secretary of state is designated as agent of the corporation upon whom process against the corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

American Real Estate Acquisition Corporation

Mr. T. Douglas Renkemeyer

9100 W. 148th Street

Overland Park, Kansas 66221

_______________________________________

Mr. T. Douglas Renkemeyer, President and Incorporator

9100 W. 148th Street

Overland Park, Kansas 66221

913-906-9810

Exhibit 3.02

BY-LAWS

OF

AMERICAN REAL ESTATE ACQUISITION CORPORATION

The principal office of the corporation shall be located in the City of Overland Park, County of Johnson, State of Kansas.  The corporation may have other such offices, either within or without the state of incorporation as the board of directors may designate or as the business of the corporation may from time to time require.

ARTICLE II - STOCKHOLDERS

1.  ANNUAL MEETING.

The annual meeting of the stockholders shall be held on the 1st day of August in each year, beginning with the year 2003, for the purpose of electing directors and for the transaction of such other business as may come before the meeting.  If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

2.  SPECIAL MEETINGS.

Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president or by the directors, and shall be called by the president at the request of the stockholders of not less than sixty percent of all the outstanding shares of the corporation entitled to vote at the meeting.

3. PLACE OF MEETING

The directors may designate any place, either within or without the State unless otherwise prescribed by statute, as the place of meeting for any annual meeting or for any special meeting called by the directors.  A waiver of notice signed by all stockholders entitled to vote at a meeting may designate any place, either within or without the state unless otherwise prescribed by statute, as the place for holding such meeting.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation.

4.  NOTICE OF MEETING.

Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less that ten no more than twenty days before the date of the meeting either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his/her address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.

5.  CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE.

For the purpose of determining stockholders entitled to notice of or vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or in order to make a determination of stockholders for any other proper purpose, the directors of the corporation may provide that the stock transfer book shall be closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least five days immediately preceding such meeting.  In lieu of closing the stock transfer books, the directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than thirty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken.  If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the directors declaring such a dividend is adopted, as the case may be, shall be the record date for such determination of stockholders.  When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

6.  VOTING LISTS.

The officer or agent having charge of the stock transfer books for shares of the corporation shall make a complete list of the shareholders, prior to such meeting or any adjournment thereof.  Such a list shall be arranged I alphabetical order with the address of and the number of shares held by each shareholder.  This list shall be kept on file at the principal office of the corporation and shall be subject to inspection by any shareholder at any time during usual business hours.  Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.  The original stock transfer book shall be prima facie evidence as to who the shareholders are, that are entitled to examine such list or transfer books or to vote at the Meeting of Shareholders.

7.  QUORUM.

At any meeting of stockholders, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.  If less than said number of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.  The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

8.  PROXIES.

At all meetings of stock holders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact.  Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting.

9. VOTING.

Each stockholder entitled to vote in accordance with the terms and provisions of the certificate of incorporation and these By-laws shall be entitled to one vote, in person or y proxy, for each share of stock entitled to vote held by such stockholders.  Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot.  All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of this State.

10.  ORDER OF BUSINESS.

The Order of business at all meetings of the stockholders, shall be as follows:

1.

Roll Call.

2.

Proof of notice of meeting or waiver of notice.

3.

Reading of minutes of preceding meeting.

4.

Reports of Officers.

5.

Reports of Committees.

6.

Election of Directors.

7.

Unfinished Business.

8.

New Business.

11.  INFORMAL ACTION BY STOCKHOLDERS

Unless otherwise provided by law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE III – BOARD OF DIRECTORS

1.  GENERAL POWERS.

The business and affairs of the corporation shall be managed by its board of directors.  The directors shall in all cases act as a board, and they may adopt such rules and regulations for the conduct of their meetings and the management of the corporation, as they may deem proper, not inconsistent with these By-laws and the laws of this State.

2.  NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall be one.  Each director shall hold office until the next annual meeting of stockholders and until his successor shall have been elected and qualified.  The number of directors may be increased or diminished from time to time by stockholders but shall never be less than one.

3.  REGULAR MEETINGS.

A regular meeting of the directors, shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.  The directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

4.  SPECIAL MEETINGS.

Special meetings of the directors may be called by or at the request of the president or any one director.  The person or persons authorized to call special meetings of the directors may fix the place for holding any special meeting of the directors called by them.

5.  NOTICE.

Notice of any special meeting shall be given at least ten days previously thereto by written notice delivered personally, or by telegram or mailed to each director at his business address.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.  If notice be given by telegram company.  The attendance of the director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

6.  QUORUM

At any meeting of the directors, one shall constitute a quorum for the transaction of business, but if more than one director exists at any given time, than two directors shall constitute quorum.  But if less than said number is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

7.  MANNER OF ACTING.

The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the directors.

8.  NEWLY CREATED DIRECTORSHIPS AND VACANCIES.

Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in the board for any reason except the removal of directors without cause, may be filled by a vote of a majority of the directors then in office, although less than a quorum exists.  Vacancies occurring by reason of the removal of directors without cause shall be filled by vote of the stockholders.  A director elected to fill a vacancy caused by resignation, death or removal shall be elected to hold office for the unexpired term of his predecessor.

9.  REMOVAL OF DIRECTORS.

Any or all of the directors may be removed for cause by vote of the stockholders or by action by the board.  Directors may be removed without cause only by vote of the stockholders.

10.  RESIGNATION.

A director may resign at any time by giving written notice to the board, the president or the secretary of the corporation.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

11.  COMPENSATION.

No compensation shall be paid to directors, as such, for their services, but by resolution of the board a fixed sum and expenses for actual attendance at each regular or special meeting of the board may be authorized.  Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefore.

12.  PRESUMPTION OF ASSENT.

A director of the corporation who is present at a meeting of the directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

13.  EXECUTIVE AND OTHER COMMITTEES.

The board, by resolution, may designate from among its members an executive committee and other committees, each consisting of three or more directors.  Each such committee shall serve at the pleasure of the board.

14.

INDEMNIFICATION OF DIRECTORS.

The corporation shall indemnify the directors for all liabilities accruing to them because of their status as directors to the maximum extent allowed under state law, except where their acts may be classified as fraud.  In addition thereto, directors are hereby authorized to rely upon all corporate records in carrying out their duties as directors.

ARTICLE IV – OFFICERS

1.  NUMBER.

The officers of the corporation shall be a president, a secretary and a treasurer, each of whom shall be elected by the directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the directors.

2.  ELECTION AND TERM OF OFFICE.

The officers of the corporation to be elected by the directors shall be elected annually at the first meeting of the directors held after each annual meeting of the stockholders.  Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

3.  REMOVAL.

Any officer or agent elected or appointed by the directors may be removed by the directors whenever in their judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

4.  VACANCIES.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by appointment by the directors for the unexpired portion of the term.

5.  PRESIDENT.

The president shall be the principal executive officer of the corporation and, subject to the control of the directors, shall in general supervise and control all of the business and affairs of the corporation.  He shall, when present, preside at all meetings of the stockholders and of the directors.  He may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments which the directors have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the directors or by these By-laws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the directors from time to time.

6.  SECRETARY

In the absence of the president or in event of his death, inability or refusal to act, the secretary shall perform the duties of the president, and when so acting shall have all the powers of and be subject to all the restrictions upon the president.  The secretary shall keep the minutes of the stockholders’ and directors’ meetings in one or more books, see that all notices are duly given in accordance with the provisions of these By-laws or as required, be custodian of the corporate records and of the seal of the corporation and keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder, have general charge of the stock transfer books of the corporation and in general perform all duties incident to the office of the secretary and such other duties as from time to time may be assigned to him by the president or by the directors.

7.  TREASURER.

If required by the directors, the treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the directors shall determine.  He shall have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with these By-laws and in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the president or by the directors.

8.

SALARIES.

The salaries of the officers shall be fixed from time to time by the directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V – CONTRACTS, LOANS, CHECKS, AND DEPOSITS

1.  CONTRACTS.

The directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to a specific instance.

2.  LOANS.

No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the directors.  Such authority may be general or confined to a specific instance.

3.  CHECKS, DRAFTS, ETC.

All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issues in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the directors.

4.  DEPOSITS.

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the directors may select.

ARTICLE VI – CERTIFICATES FOR SHARES AND THEIR TRANSFER

1.  CERTIFICATES FOR SHARES.

Certificates representing shares of the corporation shall be in such form as shall be determined by the directors.  Such certificates shall be signed by the president and by the secretary or by such other officers authorized by law and by the directors.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the stockholders, the number of shares and date of issue, shall be entered on the stock transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefore upon such terms and indemnity to the corporation as the directors may prescribe.

2.  TRANSFER OF SHARES.

(a)

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, and cancel the surrendered certificate; every such transfer shall be entered on the transfer book of the corporation which shall be kept at its principal office.

(b)

The corporation shall be entitled to treat the holder of record of any share as the holder in fact thereof, and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, except as expressly provided by the laws of this state.

ARTICLE VII – FISCAL YEAR

The fiscal year of the corporation shall begin on the 1st day of January each year.

ARTICLE VIII – DIVIDENDS

The directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law.

ARTICLE IX – SEAL

The directors shall provide a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the corporation, the state of incorporation, year of incorporation and the words, ़orporate Seal.”

ARTICLE X – WAIVER OF NOTICE

Unless otherwise provided by law, whenever any notice is required to be given to any stockholder or director of the corporation under the provisions of these By-laws or under the provisions of the articles of incorporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI – AMENDMENTS

These By-laws may be altered, amended or repealed and new By-laws may be adopted by a vote of the stockholders representing a majority of all the shares issued and outstanding, at any annual stockholders meeting or at any special stockholders meeting when the proposed amendment has been set out in the notice of such meeting.

DATED, this 12th day of July, 2002.

CERTIFIED TO BE THE BY-LAWS OF:

AMERICAN REAL ESTATE CORPORATION

/s/  T. Douglas Renkemeyer

____________________________

SECRETARY

EXHIBIT 4.01

AMERICAN REAL ESTATE ACQUISITION CORPORATION

SUBSCRIPTION AGREEMENT – SUBORDINATED NOTES

The Investor named below, by payment of the purchase price for such Subordinated Notes (“Notes”), by delivery of a check payable to American Real Estate Acquisition Corporation, hereby subscribes for the purchase of the principal amount of Notes indicated below of American Real Estate Acquisition Corporation, with a minimum denomination of $1,000.  By such payment, the named Investor further acknowledges receipt of the Prospectus and any Supplement and the Subscription Agreement, the terms of which govern the investment in the Notes being subscribed for hereby.

INVESTOR: Please indicate your investment order below. Fill in all terms and amounts.
INVESTMENT IN SUBORDINATED NOTES:
Enclosed is my check for the purchase of Subordinated Note(s). ($1,000 minimum per note)	I have indicated below the amount I wish to invest for each term selected:
	Term	Amount $
Please check one of the following interest payment options:	Term	Amount $
Monthly [ ] quarterly[ ] semi-annually[ ] annually[ ] at maturity[ ]	Term	Amount $
	Term	Amount $
Interest rates are established at the date of purchase and set forth in the current Prospectus and Rate Supplement and are fixed until maturity.	Total of all Note(s)	Amount $

INVESTOR: Please print all information below to complete your order.
REGISTRATION INFORMATION

Registered owner:	SSN/EIN:
Telephone number (include area code):	Date of Birth:
Street address:
Street address:
City: State:	Zip

Second joint owner (if applicable):	SSN:
Beneficiary name:	SSN:
Custodian’s name (only one allowed by law):
Minor’s name (under Uniform Gifts to Minors Act):	Minor’s SSN:
SIGNATURE VERIFICATION
Under penalties of perjury, I certify that:
1. The social security number shown on this form is correct.

2.  I have received the prospectus and understand that American Real Estate Acquisition Corporation notes are not bank savings or deposit accounts and are not insured by the US Government or any instrumentality thereof.

3.  I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a failure to report all interest and dividends, or the IRS has notified me that I am no longer subject to backup withholding.  Only cross out subpart (3) if you are subject to backup withholding.

4. I am a bona fide resident of _____________.

Signature of Registered Owner:

Joint Signature (if applicable):

PAYMENT INSTRUCTIONS
Make your checks payable to :	AMERICAN REAL ESTATE ACQUISITION CORPORATION
9100 W. 148th Street
Overland Park, Kansas 66221

This application is neither an offer to sell nor an offer to buy Subordinated Notes. Such an offer can only be made by Prospectus accompanied by a Rate Supplement.

EXHIBIT 4.02

SUBORDINATED NOTE

$_______________

        Overland Park, Kansas

        _________, 20_____

FOR VALUE RECEIVED, the undersigned promises to pay to ___________________ (hereinafter, together with any holder hereof, called “Holder”) at ______________ or such other place as the Holder may from time to time designate in writing, the principal sum of _______________Dollars ($__________), on __________, together with simple interest thereon at the rate of __________% per annum, payable interest only ___________.  Interest is calculated on the basis of a 360-day year and is paid __________ commencing on _________ and continuing until _____________.  The entire outstanding principal balance and accrued interest, if any, shall be due __________, 20_____.

This Note is one of a series of Notes (“Notes”) of the undersigned in an aggregate principal amount not to exceed twenty million dollars ($20,000,000), and is subject to a resolution of the Board of Director of the Undersigned (“Resolution”). Reference is hereby made to the Resolution for a description of the rights, limitations, obligations and immunities of the undersigned, and the holders of the Notes.

This Note has been executed and delivered in, and the terms and provisions are to be governed and construed by the laws of the State of Kansas.

This Note may be prepaid in whole or in part at any time without penalty, at the option of the Company, upon not less than 60 days notice to the Holder.

This Note is unsecured and subordinate to any and all other indebtedness of the undersigned as described in the Prospectus of the undersigned dated as of the _____ day of __________, 2002.

If an Event of Default shall have occurred and be continuing, the principal hereof may be declared due and payable in a manner, with the effect, and subject to the conditions provided in the Resolution.

Time is of the essence of this Note and in case this Note is collected by law or through an attorney at law, or under advice there from, the undersigned agrees to pay all costs of collection, including reasonable attorney’s fees.  Reasonable attorney’s fees are defined to include, but not be limited to, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after suit, trial proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditors’ reorganization or similar proceedings.

All persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for themselves, their heirs, legal representatives, successors and assigns respectively, hereby (a) expressly waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) consent that the time of all payments or any part thereof may be extended, rearranged, renewed or postponed by the Holder hereof and further consent that collateral security or any part thereof may be exchanged, added to or substituted for releasing, affecting or limiting their respective liability; and (c) agree that the Holder, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against the Maker or any other person or party to become liable hereunder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

American Real Estate Acquisition Corporation

A New York corporation

By:______________________________

T. Douglas Renkemeyer, President

EXHIBIT 4.03

Resolution of the Board of Directors

of

American Real Estate Acquisition Corporation

The following Resolution was unanimously adopted by the Board of Directors of American Real Estate Acquisition Corporation (़ompany”) at a special meeting thereof held on the 15th day of July, 2002.

鎾 IT RESOLVED, that the Company is authorized to duly issue its Subordinated Notes (“Notes”), designated as Series 1000, to be issued to individuals, trusts, corporations and non-corporate entities, or others, as determined by the Company and subject to the following terms:

·

Amount:  The Notes will be issued in denominations of $1,000 each in registered form, without coupon, or in integral multiples thereof, in the aggregate principal amount of $20,000,000;

·

Date:  The Notes will be dated on the date of issue which shall be the date of acceptance by the Company of the subscription for the Notes by the purchase thereof;

·

Term:  The Notes shall be offered with maturities from 3 to 10 years as determined by the Company;

·

Interest:  The Notes shall hear interest at a rate randomly made by the Company, subject to market conditions, at an annual rate (on the basis of a 30-day month and a 360-day year) which will be stated on the face of the Note payable on the first day of a month, quarter, semi-annual, or annual basis as the purchaser selects;

·

Principal:  Principal due on the Notes will be paid upon the maturity of the term of the Notes as stated on the face of the Notes;

·

Payment:  Payment of principal and interest on the Notes will be mailed to the registered owner on the books of the Company on the date due as set forth in the Notes;

·

Subordination:  Unless permitted otherwise by the Board of Directors of the Company, the Notes shall be subordinated as to payment of any other indebtedness existing or incurred by the Company;

·

Redemption:  Any of the Series 1000 Subordinated Notes may be called at any time by the Company, upon no less than 60 days notice to the registered holder thereof with principal and accrued interest to be paid on said Note(s) called for redemption payable on the redemption date set forth in said Notes;

·

Restrictions:  There will be no restrictions placed on the Company for business transactions including the payment of dividends, borrowings, issuance of Company securities, or any other transactions of the Company as a result of issuance or that Note remain outstanding; and

·

Default:  A default shall occur in the payment of principal or intent if the same is not paid 30 days after such payment is due.  The Holder of the Note shall have all rights as a creditor as provided by the laws of New York.  No officer, director, employee, parent or subsidiary shall be liable for payment of the Notes.

The Company, at the direction of the President, shall carry out all authorizations necessary for the issuance, sale, and payment of the Notes.”

CERTIFICATION

The undersigned the duly appointed President and Secretary of American Real Estate Acquisition Corporation, hereby certifies that the Resolution set forth herein was duly authorized by the Board of Directors of American Real Estate Acquisition Corporation on the 15th day of July, 2002.

_______________________________________

T. Douglas Renkemeyer, President and Secretary

Dated:  July 15, 2002

EXHIBIT 5.01

Legal opinion - to be provided by counsel by amendment

EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of American Real Estate Acquisition Corporation on Form SB-2 of our report dated July 15, 2002 on the Balance Sheet, and Statements of Income, Cash Flows, and Changes in Stockholders’ Equity of American Real Estate Acquisition Corporation appearing in the Prospectus, which is part of this Registration Statement, and we also consent to the reference to us under the heading ाxperts”.

/s/ COTTRELL & KEAN, LLP

Rolla, Missouri

July 16, 2002

EXHIBIT 99.1

AMERICAN REAL ESTATE ACQUISITION CORPORATION

(LOGO)

John D. Doe

9999 Capital Drive

Bigstate, BS 66666

_____________, 200__

Dear Investor,

Thank you for your interest in American Real Estate Acquisition Corporation's (“ AREC” ) Corporate CD program! Enclosed please find the Prospectus that you requested. The current Rate Supplement and an order form is also enclosed.

An AREC Corporate CDs may be a good way for you to add a fixed-rate investment to your overall portfolio. To invest, follow the following steps:

1. Read the current Prospectus carefully prior to investing.

2. Review the Rate Supplement and choose the rate and term that best suits your investment objectives.

3. Complete the Subscription Agreement and return it with your check made payable to "American Real Estate Acquisition Corporation" in the enclosed postage-paid envelope.

Again, we thank you for your interest. If you have any further questions, please call us toll-free at 1-800-____-_____.

Sincerely,

/s/ T. Douglas Renkemeyer -------------------------- T. Douglas Renkemeyer President

RATE COMPARISON

The following Rate Comparison chart illustrates the rate differences between our corporate CD’s, bank CD’s, and US treasury notes.  American Real Estate Acquisition Corporation intentionally sets its rates above market rates in order to offer a more competitive rate to the public.  Call our toll free number 800-___-____ for current rates.

(CHART)

The information above reflects the rates for 5 year maturities for each category, as of the date of this Rate Supplement.  The rates illustrated for bank CDs were obtained from bankrate.com., and reflect the average rates in Albany, New York.

AMERICAN REAL ESTATE ACQUISITION CORPORATION

SUBORDINATED NOTES

RATE SUPPLEMENT

PROSPECTUS SUPPLEMENT

DATED ____________

    Term                                        Rate

---------------------------------------------------------------

36 months.                                      ____%

60 months.                                      ____%

72 months.                                      ____%

84 months.                                      ____%

96 months.                                      ____%

108 months.                                     ____%

120 months.                                     ____%

---------------------------------------------------------------

Minimum Investment for Investment Notes is $1,000

*Interest rate is based a 360-day year. The effective annual yield assumes all interest is invested for 360 days.  Rates offered are available through ___________, 200_. You may obtain an additional copy of the Prospectus, dated ______________, 2002, free of charge from American Real Estate Acquisition Corporation by calling 1-800-___-____.

Subordinated Notes represent obligations of American Real Estate Acquisition Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

other governmental agency.

AMERICAN REAL ESTATE ACQUISITION CORPORATION

An offer can only be made by the Prospectus dated ____________, 2002, delivered in conjunction with this Rate Supplement dated _____________, 2002. See "Risk Factors" for a discussion of certain factors, which should be considered in connection with an Investment in the Notes. The rates for the subordinated Notes are available through __________, 2002. You may obtain an additional copy of the Prospectus dated ______________, 2002 free of charge from American Real Estate Acquisition Corporation by calling (800) ____-_____.

Subordinated Notes represent obligations of American Real Estate Acquisition Corporation and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency. In addition they are subordinate to other debt of the Company.

This information updates the prospectus information regarding the topics described below:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________